Exhibit 16.1

January 5, 2006

Securities and Exchange Commission
Office of the Chief Accountant
Washington, DC 20549

Commissioners:

We have read the statements made by Capital Growth Systems, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Capital Growth Systems, Inc.’s Form 8-K report dated January 6, 2006. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,

/s/ Russell Bedford Stefanou Mirchandani LLP